Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-207743 on Form S-3 and Registration Statement No. 333-199501 on Form S-8 of our reports dated February 26, 2016, relating to the consolidated financial statements of Dominion Midstream Partners, LP and subsidiaries and the effectiveness of Dominion Midstream Partners, LP and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Dominion Midstream Partners, LP for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Richmond, Virginia

February 26, 2016